Exhibit 99.1

Shelly Lazarus to Join Blackstone’s Board of Directors

New York, July 9, 2013. Blackstone (NYSE:BX) today announced that Shelly Lazarus has joined its board of directors. Shelly joined Ogilvy & Mather in 1971 and became its Chief Executive Officer in 1996 and its Chairman in 1997. She now serves as Ogilvy’s Chairman Emeritus.

Commenting on the appointment, Stephen A. Schwarzman, Blackstone’s Chairman and CEO, said, “We could not be more pleased that Shelly has agreed to serve on Blackstone’s Board. Her remarkable understanding of marketing and client management, her pioneering work in advertising, and her broad perspective on business and finance will be of great value to our organization.”

Added Shelly Lazarus, “I am delighted to join the Board of one of the world’s leading alternative asset management firms. I look forward to working with Blackstone’s management team as they continue to grow the firm and expand into new products and markets.”

Shelly Lazarus graduated from Smith College in 1968 and earned an MBA from Columbia University in 1970. She serves on the board of General Electric, Merck & Co., the World Wildlife Fund, The Partnership for New York City, and The Lincoln Center for the Performing Arts, and is a trustee of the New York Presbyterian Hospital. She is also a member of the Board of Overseers for Columbia Business School, the Council on Foreign Relations, The Business Council, and Women’s Forum, Inc.

About Blackstone

Blackstone is one of the world’s leading investment and advisory firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, the companies we advise and the broader global economy. We do this through the commitment of our extraordinary people and flexible capital. Our alternative asset management businesses include the management of private equity funds, real estate funds, hedge fund solutions, credit-focused funds and closed-end funds. Blackstone also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com. Follow us on Twitter @Blackstone.

Contact

Public Affairs

Blackstone

New York

+1 212 583 5263